Exhibit 99.01

WPCS Provides Shareholders with Update on

BTX Trader and Launch of New Digital Currency Product

BTX Trader Appoints Clarity PR for Public Relations and Social Media Marketing

EXTON, PA - (Marketwired – July 28, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today is providing shareholders with an update on its web and desktop multi-exchange Bitcoin trading platform, BTX Trader. Additionally, the Company is announcing the launch of Celery, its new web-based cryptocurrency product committed to putting digital currency in the hands of ordinary consumers.

BTX Trader was acquired in December 2013 and had initially offered as a trading platform to enable Bitcoin traders and investors to access cryptocurrency market data as well as have the ability to execute orders from the top exchanges on a single application. Originally launched as beta on a downloadable desktop application in December 2013, today BTX Trader is accessible online with 5,000 users and over 1,500 unique visitors per month.

According to WPCS Interim CEO, Sebastian Giordano, “The BTX Trader team has done an excellent job of launching its trading platform aimed at the Bitcoin trading community and establishing a brand in a short amount of time with limited resources and exposure. The launch of our second product, targeted to consumers, will not only allow us to enter the transactional world, but enable new product offerings through this cutting edge technology to bring additional revenue streams.”

BTX Trader was created as a leverageable software product for the development, testing and launch of other valuable products within the digital currency industry. Today, BTX Trader is pleased to announce the launch of Celery, the simplest and fastest way for consumers to buy their first digital currency, initially focused on Bitcoin and Dogecoin. Celery is the only hosted online wallet with direct bank transfers on the market that offers access to multiple types of digital currency. Celery employs bank transfers and the most straightforward user experience on the market.

“Digital currency is more than a novelty,” stated BTX Trader Chief Operating Officer, Ilya Subkhankulov. “Major merchants, including Expedia and Newegg are validating the market by accepting Bitcoin as payment, while increasing regulatory clarity is giving more confidence in the stability and value of the technology. However, as the process of acquiring their first coins remains too complex, most consumers are excluded from this revolution. Bitcoin-mining computers are too expensive for most users, while acquiring coins from an exchange requires initiating wire transfers and can take up to five days. Celery keeps things simple by using friendly language, only asking for basic sign-up information and using direct bank funding, meaning customers can use their first coins from their new Celery wallet dashboard within just three to four days.”

Mr. Subkhankulov added, “In addition, we have recently engaged the services of Clarity PR for Public Relations and Social Media Marketing. The entire team at Clarity PR brings an extensive network and expertise within the digital currency industry needed to move our brand and technology forward. We look forward to reaching out to the digital currency community and sharing the value of our products and technology.”

About Clarity PR:

Founded in 2011, Clarity PR is a global tech Public Relations agency, with offices in London, New York and Berlin. Clarity PR specializes in taking fast-growing tech startups to the next level through strategic PR and social media campaigns. Clarity PR has built its reputation on a commitment to recruiting only experienced PR and social media professionals, and former journalists from the world’s biggest media outlets. Clarity PR is now one of Europe's largest PR agencies dedicated to working with startups and has ambitious plans for continued international expansion in the future.

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com